Exhibit 5.3

July 18, 2005

Magnachip Semiconductor Limited

241 Brooklands Road

Weybridge

Surrey

KT13 0RH

– and to –

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Re:	Form S-4 Registration Statement (Reg. 333-126019)

Gentlemen and Ladies:

We have acted as special counsel to Magnachip Semiconductor Limited (the “Covered Entity”), in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-126019) originally filed by MagnaChip Semiconductor SA, a société anonyme organized under the laws of Luxembourg (“Luxco”), MagnaChip Semiconductor Finance Company, a Delaware corporation (“Finco” and, together with Luxco, the “Issuers”), the Covered Entity and the other registrants (together with the Covered Entity, the “Guarantors”) on June 21, 2005 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as amended, (the “Registration Statement”). Upon the effectiveness of the Registration Statement, the Issuers and the Guarantors propose to offer to exchange (the “Exchange Offer”) up to:

(i)	$300,000,000 aggregate principal amount of the Issuers’ new Floating Rate Second Priority Senior Secured Notes due 2011 (the “New Floating Rate Second Lien Notes”) and the guarantees thereof by the Guarantors (the “New Floating Rate Second Lien Note Guarantees”) registered under the Securities Act, for an equal aggregate principal amount of the Issuers’ outstanding Floating Rate Second Priority Senior Secured Notes due 2011 (the “Old Floating Rate Second Lien Notes”) and the guarantees thereof by the Guarantors (the “Old Floating Rate Second Lien Note Guarantees”);

(ii)	$200,000,000 aggregate principal amount of the Issuers’ new 6 7/8% Second Priority Senior Secured Notes due 2011 (the “New Fixed Rate Second Lien Notes” and, together with the New Floating Rate Second Lien Notes, the “New Second Lien Notes”) and the guarantees thereof by the Guarantors (the “New Fixed Rate Second Lien Note Guarantees” and, together with the New Floating Rate Second Lien Note Guarantees, the “New Second Lien Note Guarantees”) registered under the Securities Act, for an equal aggregate principal amount of the Issuers’ outstanding 6 7/8% Second Priority Senior Secured Notes due 2011 (the “Old Fixed Rate Second Lien Notes” and, together with the Old Floating Rate Second Lien Notes, the “Old Second Lien Notes”) and the guarantees thereof by the Guarantors (the “Old Fixed Rate Second Lien Note Guarantees” and, together with the Old Floating Rate Second Lien Note Guarantees, the “Old Second Lien Note Guarantees”); and

(iii)	$250,000,000 aggregate principal amount of the Issuers’ new 8% Senior Subordinated Notes due 2014 (the “New Subordinated Notes” and, together with the New Second Lien Notes, the “New Notes”) and the guarantees thereof by the Guarantors (the “New Subordinated Note Guarantees” and, together with the New Second Lien Note Guarantees, the “New Note Guarantees”) registered under the Securities Act, for an equal principal amount of the Issuers’ outstanding 8% Senior Subordinated Notes due 2014 (the “Old Subordinated Notes” and, together with the Old Second Lien Notes, the “Old Notes”) and guarantees thereof by the Guarantors (the “Old Subordinated Note Guarantees” and, together with the Old Second Lien Note Guarantees, the “Old Note Guarantees”),

pursuant to the Registration Rights Agreements (the “Registration Rights Agreements”) by and among the Issuers, the Guarantors named therein, and UBS Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., incorporated by reference as Exhibits 4.4 and 4.7 to the Registration Statement. The New Second Lien Notes and the New Second Lien Guarantees are to be issued pursuant to the terms of the Indenture by and among the Issuers, the Guarantors named therein, The Bank of New York, (the “Trustee”) and U.S. Bank National Association (“U.S. Bank”), incorporated by reference as Exhibit 4.1 to the Registration Statement (the “Second Lien Indenture”). The New Subordinated Notes and the New Subordinated Guarantees are to be issued pursuant to the terms of the Indenture by and among the Issuers, the Guarantors named therein and the Trustee, incorporated by reference as Exhibit 4.5 to the Registration Statement (the “Subordinated Indenture” and, together with the Second Lien Indenture, the “Indentures”).

In connection with the foregoing, we have reviewed such records, documents, agreements and certificates and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the Indentures;

(c)	the form of New Note Guarantees to be entered into by the Covered Entity;

(d)	the form of New Notes; and

(e)	the organizational documents of the Covered Entity.

In making our examination of records, documents and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the legal capacity of all individuals, the authority of all persons entering and maintaining records or executing documents and certificates (other than persons executing documents and certificates on behalf of the Covered Entity), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents and certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and representations of the directors of the Covered Entity, including the completeness, truth and accuracy of any official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials.

We have assumed that the Indentures have been duly authorized, executed and delivered by each of the parties thereto (other than the Covered Entity) and constitute the legal, valid and binding agreements of each of the parties thereto (other than the Covered Entity) and that the acceptance, execution and performance of the obligations of the Covered Entity under the New Guarantees will not result in the breach of, or infringe or require any consent under, any other agreement, deed or arrangement entered into by or binding on the Covered Entity.

We have further assumed that the information disclosed by our company search in respect of the Covered Entity on July 14 2005 was complete and accurate when obtained and that all information required to be filed with or delivered to the Registrar of Companies in respect of the Covered Entity had been so filed or delivered at the time of such search and enquiry, and that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the Registrar of Companies but had not been processed at the time when the search was conducted and the enquiry was made. Further, that the information revealed by our searches on July 15 2005 of the public on-line records of the Covered Entity maintained at Companies House and our oral enquiries of the Central Registry of Winding up was accurate in all respects and has not since the time of such searches or enquiries been altered.

Based upon foregoing and subject to the qualifications set out below and subject to matters not disclosed to us and to matters of fact which would affect the conclusions set out below, we are of the opinion that:

1.	The Covered Entity is a private company limited by shares duly organized and validly existing under the laws of English and Wales.

2.	The Covered Entity has all requisite corporate power and authority to execute and deliver its obligations under the New Guarantees to the extent it is a party thereto.

3.	The execution, delivery and performance of each of the New Guarantees has been duly authorized by the Covered Entity to the extent it is a party thereto.

Our opinion is subject to each of the following qualifications:

1.	our searches of the public on-line records maintained at Companies House are not conclusively capable of revealing whether or not:

1.1	a winding up order has been made or a resolution passed for the winding up of a company; or

1.2	an administration order has been made; or

1.3	a receiver, administrative receiver, administrator or liquidator has been appointed, as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public records of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

2.	our enquiries at the Central Registry of Winding up Petitions relate only to a compulsory winding up and are not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all;

3.	we express no opinion on whether the New Note Guarantees may result in the breach of any restrictions on borrowing or the giving of security imposed on the Covered Entity by any instrument to which the Covered Entity is a party or by which it may be bound;

4.	whilst we are of the opinion that Covered Entity has the necessary powers under its Memorandum of Association to enter into the obligations in the New Note Guarantee to which it is a party, the directors of the Covered Entity must exercise those powers bona fide in the interests of the Covered Entity, which may involve demonstrating a sufficient commercial benefit for the Covered Entity from the arrangements contemplated by the New Note Guarantees, and/or Registration Statement as to which, we express no opinion;

Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

We should also like to make the observation that we are not counsel to the Issuers, the Trustee, any holders of the Notes or any Guarantor other that the Covered Entity. We have not considered the particular circumstances of any of the Issuers, the Trustee, any holders of the Notes or any Guarantor other that the Covered Entity nor the effect of any such particular circumstances on any of the New Note Guarantees

This opinion is limited to the laws of England and Wales, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than in connection with the Registration Statement, this opinion is not to otherwise be made available to or relied upon by any person other than the addressees, nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.

Yours truly,

/s/ Dechert LLP